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  FDA Approves PLC Systems' Heart Laser For TMR

      - U.S.'s First Laser for New Heart Surgery -

      FRANKLIN, Mass., Aug. 20 -- PLC Systems Inc. (Amex: PLC) today announced that it has received approval from the U.S. Food and Drug Administration
      (FDA) for commercial use of The Heart Laser(TM) System for TMR (Transmyocardial Revascularization). On April 24, 1998 an independent advisory panel unanimously recommended that the FDA grant approval of TMR using The Heart Laser System.

      PLC is the first company to receive FDA approval for commercial use of a product for TMR, a new surgical procedure used to treat patients suffering from severe coronary artery disease with no treatment alternative. The Heart Laser System can now be marketed throughout the U.S. and used to treat the estimated 80,000 domestic patients each year who suffer from severe coronary artery disease (CAD) but can not be treated with conventional coronary revascularization techniques such as bypass surgery or angioplasty.

      "This FDA approval confirms PLC's position as the pioneer and leader in TMR," said William C. Dow, President and CEO of PLC. "We are the most experienced laser revascularization company in the world, based on our treatment of more than 4,000 patients and over 100 installed Heart Laser Systems worldwide. We intend to maintain our market leading position, expand our database of clinical information and seek FDA approval for expanded use of The Heart Laser System, including as an adjunctive therapy to bypass surgery."

      Analysts have estimated that the worldwide market potential for TMR could be as much as $1 billion annually.

      TMR using The Heart Laser System is a revolutionary new way of restoring blood flow to the heart. This high-energy carbon dioxide (CO2) laser is used by a cardiovascular surgeon to create between 20 and 40 new channels into the heart muscle. Clinical studies have demonstrated that the creation of these channels




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      allows blood to flow into the heart muscle, despite the blockage of arteries. The computer-controlled laser is synchronized with the patient's heartbeat and fires when the heart is relatively still and unresponsive to stimuli.

      "The Heart Laser System was developed specifically for TMR, and it can create a channel in the heart muscle with a single laser pulse," added Dow. "We believe that this feature and our synchronization technology provides meaningful clinical advantages to patients. Research conducted at The Texas Heart(TM) Institute indicates that synchronization may reduce the risk of harmful heart arrhythmia that has occurred when laser revascularization has been performed without synchronization."

      TMR using The Heart Laser System is considered less invasive heart surgery. The procedure generally does not necessitate a blood transfusion and, because it is performed on a beating heart, it does not require a heart- lung machine. Therefore, recovery is potentially quicker, less traumatic and less costly than in open-heart procedures.

      U.S. clinical studies have demonstrated the TMR procedure to be safe and effective in decreasing angina by two or more classes (angina is measured in classes from one to four, one being the least painful and four being the most) in nearly 75% of patients, and, in fact, eliminating all angina in one-third of patients.

      PLC estimates that each year approximately 120,000 patients worldwide are diagnosed with severe CAD which is not treatable by conventional revascularization techniques. CAD is a form of heart disease caused by the blockage of blood flow into the coronary arteries which supply oxygen-rich blood to the heart muscle. Typically, severe CAD patients experience excruciating spasmodic attacks of chest pain, or angina, and often shortness of breath and fatigue. No longer candidates for traditional surgery, these patients have been placed on maximum drug therapy.

      PLC Systems Inc. is a cardiovascular company pioneering,






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      developing and supplying the systems and components for TMR and related cardiac procedures. PLC Medical Systems, Inc., a wholly-owned subsidiary of PLC Systems Inc. developed the CO2 Heart Laser System for TMR, which uses PLC's patented 'heart-synchronized pulsed laser' technology. The company is investigating TMR as a technology with the potential to provide patients suffering from coronary artery disease an alternative or adjunct to angioplasty and coronary bypass graft surgery. PLC Systems Inc. has approximately 50 patents and/or patents pending worldwide for the company's innovative revascularization product and procedural accessories.

      NOTE: Certain of the above statements may be forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of factors, including competitive developments, regulatory approval requirements, the ability to convince healthcare professionals and third-party payers of the medical and economic benefits of The Heart Laser System, and the risk factors described in the company's annual report, SEC form 10K for the fiscal year ended December 31, 1997, and the company's other SEC reports.

            CONTACT: Investor: Michele Fasano of PLC Systems Inc.,
            508-541-8800 or
            Media: Robert Borchert of Ludgate Communications,
            212-688-5144